CIENA CORPORATION

OFFER TO PURCHASE FOR CASH ANY AND ALL OF THE OUTSTANDING ONI SYSTEMS

CORP. 5% CONVERTIBLE SUBORDINATED NOTES DUE OCTOBER 15, 2005

(CUSIP NUMBER 68273F-AA-1)

THE OFFER TO PURCHASE AND WITHDRAWAL RIGHTS EXPIRE

AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 13, 2003,
UNLESS THE OFFER IS EXTENDED.

       CIENA Corporation (“CIENA”) hereby offers to purchase any and all of the outstanding ONI Systems Corp. 5% Convertible Subordinated Notes due October 15, 2005 (the “Notes”) for a purchase price payable in cash of $860 per $1,000 principal amount of the Notes due at maturity, plus accrued and unpaid interest thereon to, but not including, the date of purchase. Our offer is made upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be supplemented from time to time) and the related Letter of Transmittal. We refer to this Offer to Purchase and the related Letter of Transmittal as the “Offer.”

       The terms of the Offer are summarized in question and answer format in the accompanying Summary Term Sheet, and are described in greater detail in the accompanying Offer to Purchase and related Letter of Transmittal. We urge you to read these documents carefully and in their entirety. The Offer is not conditioned upon a minimum number of Notes being tendered and you may elect to tender all or only a portion of your Notes in principal amounts equal to $1,000, or integral multiples thereof. The Offer is, however, subject to several other conditions described in Section 5 — “Conditions of the Offer.”

       The Notes are obligations of CIENA. Any Notes that remain outstanding after consummation of this Offer will continue to be obligations of CIENA and will continue to accrue interest and have the benefits of the related underlying indenture, including the right of the holder to convert the Notes into shares of CIENA common stock.

       Although the CIENA board of directors has approved the making of the Offer, neither we, nor the CIENA board of directors, nor the Dealer Managers, nor the Information Agent make any recommendation as to whether you should tender your Notes for cash. You must make your own decision whether to tender your Notes and if so, the number of Notes to tender.

       Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to Goldman, Sachs & Co., which are acting as Dealer Managers in connection with the Offer (the “Dealer Managers”) or to Georgeson Shareholder, which is acting as Information Agent in connection with the Offer (the “Information Agent”), at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

The Dealer Managers for the Offer are:

Goldman, Sachs & Co.

The date of this Offer to Purchase is December 12, 2002

IMPORTANT

       If you wish to tender all or a part of your Notes that are registered in your name, you should follow the instructions described in Section 10 — “Procedures for Tendering Notes” carefully, including completing and signing the accompanying Letter of Transmittal in accordance with its instructions, and mail or otherwise deliver it and any other required documents to State Street Bank and Trust Company of California, N.A. Please allow sufficient time to ensure that the documents are received by the deadline of 5:00 p.m., New York City time, on January 13, 2003. If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the nominee if you desire to tender your Notes and request that the nominee tender them for you.

       We are not making this Offer to, nor will we accept any tender of Notes from or on behalf of, Note holders in any jurisdiction in which the Offer or the acceptance of any tender of Notes would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this Offer to Note holders in any such jurisdiction.

       We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Notes for cash pursuant to the Offer. You should rely only on the information contained in this Offer or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document or in the related Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SUMMARY TERM SHEET

       The following are answers to some of the questions that you may have about this Offer. To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this summary is not complete, and those documents contain additional important information. We have included page references to direct you to a more complete description of the topics in this summary.

•	Who is offering to purchase my Notes?

       CIENA Corporation, a Delaware corporation, is offering to purchase the Notes. The Notes are obligations of CIENA that were assumed by CIENA when CIENA acquired ONI Systems Corp. in June 2002. (Page 7)

•	What securities are you seeking to purchase?

       We are offering to purchase any and all of the outstanding ONI Systems Corp. 5% Convertible Subordinated Notes due October 15, 2005. As of December 12, 2002, there were $202,948,000 aggregate principal amount of Notes outstanding. The Notes were issued under an indenture dated as of October 27, 2000 between ONI Systems Corp., as issuer, and State Street Bank and Trust Company of California, N.A. as trustee (the “Trustee”), as amended (the “Indenture”). The Notes became obligations of CIENA when ONI Systems Corp. merged with and into CIENA in June 2002. (Page 7)

•	How much are you offering to pay and what is the term of payment?

       We are offering to pay $860 in cash per each $1,000 principal amount of Notes due at maturity, plus accrued and unpaid interest thereon to, but not including, the date of purchase. When we refer to a Note in the singular we are referring to a Note representing $1,000 principal amount due at maturity, plus accrued and unpaid interest thereon to, but not including, the date of purchase. You will not have to pay any transfer taxes or fees or commissions on this amount. (Page 8)

•	Why are you making the offer?

       The purpose of the Offer is to retire as many of the outstanding Notes as possible in order to reduce our annual interest expense and eliminate the need to repay or refinance the purchased Notes at scheduled maturity in 2005. (Page 9)

•	What does the CIENA board of directors think of the Offer?

       Although the CIENA board of directors has approved the making of the Offer, the CIENA board of directors has not made any recommendation as to whether you should tender your Notes for cash. You must make your own decision whether to tender your Notes and if so, the number of Notes to tender. (Page 9)

•	Do you have the financial resources to make payment?

       Yes. We have sufficient existing funds to permit the purchase of all of the outstanding Notes for the cash purchase price. (Page 16)

•	When does the Offer expire?

       The Offer expires January 13, 2003, at 5:00 p.m., New York City time, unless we extend the Offer. We will make a public announcement if we extend the Offer. (Page 8)

•	What are the conditions to the Offer?

       The Offer is not conditioned upon a minimum number of Notes being tendered. However, the Offer is subject to the conditions described in Section 5 — “Conditions of the Offer.” (Page 10)

•	How do I tender my Notes?

       To tender your Notes, you must deliver the required documents to State Street Bank and Trust Company of California, N.A. (the “Depositary”) no later than 5:00 p.m., New York City time, on January 13, 2003. A beneficial owner whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such beneficial owner desires to tender such Notes. Holders whose Notes are held through DTC should, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance through the Automated Tender Offer Program (“ATOP”). Because the Trustee has physical possession of all of the Notes, you do not have to deliver the certificates representing your Notes. (Page 13)

•	If I tender, when and how will I receive payment for my Notes?

       We will accept for payment all properly tendered Notes immediately upon expiration of the Offer. We will promptly forward the appropriate amount of cash to cover the purchase price of the tendered Notes, plus accrued and unpaid interest thereon to, but not including, the date of purchase, to the Depositary, who will distribute the cash to the holders. Because the Depositary will be distributing the cash to holders of tendered Notes, we do not know exactly when you will receive your payment. (Page 12)

•	Until what time can I withdraw previously tendered Notes?

       You can withdraw previously tendered Notes at any time until 5:00 p.m., New York City time, on January 13, 2003. (Page 15)

•	How do I withdraw previously tendered Notes?

       To withdraw Notes, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary prior to 5:00 p.m., New York City time, on January 13, 2003. (Page 15)

•	Do I need to do anything if I do not wish to tender my Notes?

       No. If you do not deliver a properly completed and duly executed letter of transmittal before the expiration of the Offer, you will not be a participant in the Offer.

•	Do I have to tender all of my Notes?

       No. You may tender all of your Notes, a portion of your Notes, or none of your Notes. If you wish to tender a portion of your Notes, you must tender your Notes in denominations of $1,000 principal due at maturity. (Page 8)

•	If I do not tender, will I continue to be able to exercise my conversion rights?

       Yes. If you do not tender your Notes, your conversion rights will not be effected. You will continue to have the right to convert each Note into approximately 7.7525 shares of CIENA common stock, subject to adjustment as specified in the Indenture. (Page 9)

•	Are there other special factors that I should consider before tendering?

       Yes, there are several special factors that you should consider before deciding whether or not to tender your Notes, which are outlined in Section 3 — “Special Considerations Relating to the Offer.” (Page 9)

•	If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I tender my Notes in the Offer?

       The receipt of cash in exchange for Notes pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Except with respect to payments in respect of accrued but unpaid interest, which will be taxable as ordinary income, a U.S. holder will generally recognize gain or loss on the sale of a Note in an amount equal to the difference between (i) the amount of cash received for the Note, and (ii) your “adjusted tax basis” for the Note at the time of sale. The gain or loss will be capital gain or loss if the Notes were held as a capital asset. An exception to this capital gain treatment may apply to you if you purchased a Note at a “market discount.” This statement includes only a summary of the possible tax consequences to you. You should consult with your own tax advisor regarding the actual tax consequences to you. (Page 17)

•	Who is the Depositary?

       State Street Bank and Trust Company of California, N.A. is serving as Depositary in connection with the Offer. Its address and telephone number are set forth on the back cover of this Offer to Purchase.

•	Who can I talk to if I have questions about the Offer?

       Goldman, Sachs & Co. are serving as Dealer Managers in connection with the Offer and Georgeson Shareholder is serving as Information Agent in connection with the Offer. Their respective addresses and telephone numbers are set forth on the back cover of this Offer to Purchase.

THE OFFER

1.   Introduction

       CIENA Corporation, a Delaware corporation (“CIENA,” also referred to in this Offer to Purchase as the “Offeror”), is offering, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal (as it may be supplemented or amended from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), to purchase for cash at a price of $860 per $1,000 principal amount due at maturity, plus accrued and unpaid interest thereon to, but not including, the date of purchase (the “Offer Consideration”) any and all of the outstanding ONI Systems Corp. 5% Convertible Subordinated Notes due October 15, 2005 (the “Notes”). The Notes were issued under an indenture dated as of October 27, 2000, between ONI Systems Corp., as issuer, and State Street Bank and Trust Company of California, N.A., as trustee (the “Trustee”), as amended (the “Indenture”). CIENA became the obligor under the Notes when ONI Systems Corp. merged with and into CIENA in June 2002.

       The Offer will expire at 5:00 p.m., New York City time, on January 13, 2003 unless extended (such time and date, as the same may be extended, the “Expiration Date”). If Notes are accepted for payment pursuant to the Offer, only holders of Notes (“Holders”) who validly tender their Notes pursuant to the Offer at or prior to the Expiration Date will receive the Offer Consideration. Interest on validly tendered Notes will cease to accrue as of the Expiration Date. The Offer Consideration constitutes the entire amount that Holders who tender their Notes will receive. Notes tendered in the Offer may be withdrawn at any time prior to the Expiration Date.

       In the event that the Offer is not completed for any reason, the Offer Consideration will not be paid or become payable to Holders who have tendered their Notes.

       Subject to applicable securities laws and the terms set forth in the Offer, the Offeror reserves the right to extend or to terminate the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which any public announcement may be made, the Offeror shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service or as otherwise required by law.

       THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

       CIENA DOES NOT MAKE ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR NOTES IN RESPONSE TO THE OFFER.

       A beneficial owner desiring to tender Notes whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee and instruct them to tender the Notes. See Section 10 — “Procedures for Tendering Notes.”

       The Depository Trust Company (“DTC”) has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were Holders. To effect a tender, DTC participants shall, in lieu of delivering the Letter of Transmittal, transmit their acceptance to DTC through the DTC Automated Tender Offer Program (“ATOP”) for which the transaction will be eligible. A beneficial owner of Notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee must instruct such Holder to tender the Notes on the beneficial owner’s behalf. See Section 10 — “Procedures for Tendering

Notes.” Because the Trustee has physical possession of all of the Notes, the Holders will not be required to deliver the actual certificates representing the Notes.

       No person has been authorized to give any information or make any representation other than those contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized by the Offeror or the Trustee. The Offer is not being made to Holders in any jurisdiction in which it is unlawful to make such Offer. Neither the delivery of this Offer and related documents nor any purchase hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to its date or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of the Offeror since the date hereof.

2.   Terms of the Offer.

       Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror is offering to purchase for cash any and all of the outstanding Notes at a price of $860 for each $1,000 principal amount due at maturity of Notes tendered, plus accrued and unpaid interest thereon to, but not including, the date of purchase.

       Holders whose Notes are purchased in the Offer will not be obligated to pay brokerage commissions or fees or to pay transfer taxes with respect to the purchase of their Notes by the Offeror. The Offeror will pay all charges and expenses in connection with the Offer.

       Notes may be tendered and will be accepted for purchase only in denominations of $1,000 principal amount due at maturity and integral multiples thereof. All Notes validly tendered in accordance with the procedures set forth in Section 10 — “Procedures for Tendering Notes” and not withdrawn in accordance with the procedures set forth in Section 11 — “Withdrawal of Tenders” at or prior to the Expiration Date will, upon the terms and subject to the conditions of the Offer, be accepted for payment by the Offeror, and payment will be made therefor on the Payment Date, as defined below.

       All Notes validly tendered at or prior to the Expiration Date and not validly withdrawn will, upon the terms and subject to the conditions hereof (including the terms and conditions of any extension or amendment hereto), be accepted for payment by the Offeror on the business day immediately following the Expiration Date, which is expected to be January 14, 2003 (the “Acceptance Date”), and payments therefor will be made to the Depositary on the Acceptance Date or as promptly as possible thereafter (the “Payment Date”). Because the Depositary will be distributing the Offer Consideration to the Holders whose Notes are tendered and accepted, we do not know exactly when you will receive your payment. Each tendering Holder whose Notes are accepted for payment pursuant to the Offer will receive the same consideration therefor, per $1,000 principal amount due at maturity thereof, as all other Holders whose tenders are accepted.

       The Offeror will be obligated to accept for purchase and to pay for the Notes validly tendered and not withdrawn pursuant to the Offer.

       Subject to applicable securities laws and the terms set forth in the Offer, the Offeror reserves the right to extend or to terminate the Offer or otherwise to amend the Offer in any respect.

       Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, provided that, in the case of an extension of the Offer, the announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which any public announcement may be made, the Offeror shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service or as otherwise required by law.

       If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). These rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms of information.

       CIENA MAKES NO RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR NOTES PURSUANT TO THE OFFER.

3.   Special Considerations Relating to the Offer.

       THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION DESCRIBED ELSEWHERE HEREIN, SHOULD BE CAREFULLY CONSIDERED BY EACH HOLDER OF NOTES BEFORE DECIDING WHETHER TO PARTICIPATE IN THE OFFER.

       CIENA CONVERSION VALUE OF NOTES. The Offer Consideration is $860 per Note per $1,000 principal amount due at maturity, plus accrued and unpaid interest thereon to, but not including, the date of purchase. Each Note is convertible into approximately 7.7525 shares of CIENA Common Stock, subject to adjustment as specified in the Indenture. The conversion rights of Holders who do not tender their Notes will not be affected. On December 11, 2002, the closing price of a share of CIENA common stock on the NASDAQ Stock Market was $5.18. Accordingly, the Offer Consideration is significantly more than the value of the Common Stock into which the Notes may be converted, as of the date of this Offer to Purchase. Before deciding whether to tender any Notes, Holders should consider the value of the CIENA Common Stock into which Notes may be converted. See Section 6 — “Price Range of CIENA Common Stock.”

       POSITION OF THE OFFEROR CONCERNING THE OFFER. The board of directors of CIENA has approved the making of the Offer. However, CIENA is not making any recommendation to any Holder as to whether to tender or refrain from tendering all or any portion of such Holder’s Notes. Each Holder must make such Holder’s own decision whether to tender such Holder’s Notes. Holders are urged to review carefully all of the information contained in this Offer to Purchase. See Section 19 — “Additional Information.”

4.   Purpose of the Offer.

       We are making the Offer to reduce the principal amount of our outstanding indebtedness and reduce our ongoing debt service obligations. We believe that reducing our outstanding indebtedness is appropriate for our business to operate within the current and projected intelligent optical networking equipment industry environment. We also believe that an effective use of our cash resources at this time is to purchase the Notes and that subsequent to the Offer, we will have sufficient cash to meet our near-term operating requirements. Any Notes we accept for payment will be cancelled. We will use funds from our available cash to consummate the Offer. See Section 2 — “Terms of the Offer.”

       Subject to the foregoing, and except as otherwise disclosed in this Offer to Purchase or in our filings with the Securities and Exchange Commission (“SEC”), CIENA presently does not have any plans or proposals that relate to or would result in:

(a)	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)	any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

(e)	any other material change in our corporate structure or business;

(f)	our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i)	the acquisition by any person of any amount of our securities or the disposition of any amount of our securities; or

(j)	any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

Neither we nor our board of directors nor the Dealer Managers nor the Information Agent make any recommendation as to whether you should tender your Notes, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Purchase and to consult your own investment and tax advisors. You must make your own decision whether to tender your Notes.

5.   Conditions of the Offer.

       Notwithstanding any other provision of the Offer, we will not be required to accept any Notes tendered, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Notes tendered, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after December 12, 2002 and prior to the Expiration Date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer:

(a)	there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the purchase of some or all of the Notes pursuant to the Offer, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of CIENA or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us; or

(b)	there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly make the acceptance of tendered Notes illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer.

       The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 5 will be final and binding upon all persons.

6.   Price Range of CIENA Common Stock.

CIENA common stock is quoted on the Nasdaq National Market under the symbol “CIEN.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.

		High	Low

Fiscal 2003
	First Quarter (through December 11, 2002)	$7.13	$3.49
Fiscal 2002
	Fourth Quarter ended October 31, 2002	$4.76	$2.45
	Third Quarter ended July 31, 2002	$7.37	$3.73
	Second Quarter ended April 30, 2002	$12.00	$7.23
	First Quarter ended January 31, 2002	$27.71	$12.60
Fiscal 2001
	Fourth Quarter ended October 31, 2001	$37.03	$9.20
	Third Quarter ended July 31, 2001	$66.73	$28.29
	Second Quarter ended April 30, 2001	$94.00	$33.50
	First Quarter ended January 31, 2001	$121.38	$59.56

       As of December 11, 2002, the closing price of our common stock, as reported by the Nasdaq National Market, was $5.18 per share.

       We recommend that you obtain current market quotations for CIENA common stock before deciding whether to tender your Notes.

7.   Description of Notes and Related Matters.

       ONI Systems Corp. issued $300,000,000 in principal amount due at maturity of Notes on October 27, 2000. CIENA assumed the Notes when CIENA acquired ONI Systems Corp. in June 2002. As of December 11, 2002, $202,948,000 principal amount of Notes is outstanding. The Notes are unsecured obligations of CIENA and are subordinated to all existing and future Senior Indebtedness, as that term is defined in the Indenture.

       To our knowledge, no transactions in the Notes have been effected in the 60 days prior to the date hereof by our executives, directors, affiliates, subsidiaries or by us.

       Interest accrues on the Notes at the rate of 5% per annum, and CIENA is obligated to pay interest on the Notes semiannually on April 15 and October 15 to the Holder at the close of business on April 1 or October 1, as the case may be.

       The Notes mature on October 15, 2005. At any time prior to that date, each Note is convertible into approximately 7.7525 shares of CIENA common stock, a conversion price of $128.99 per share, unless previously redeemed or otherwise purchased by CIENA.

       If, at any time prior to October 15, 2005, a Change in Control, as such term is defined in the Indenture, occurs with regard to CIENA, then, at the option of the Holder, CIENA shall become obligated to purchase all or any part of the Notes specified by the Holder.

8.	Acceptance of Notes for Payment; Accrual of Interest.

       ACCEPTANCE OF NOTES FOR PAYMENT. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, the Offeror will, on the Payment Date, which shall occur promptly after the Acceptance Date, pay the Offer Consideration to the Depositary for all Notes validly tendered and not withdrawn under the terms of the Offer. Such payment will be made by the deposit of the Offer Consideration in immediately available funds by CIENA.

       The Offeror expressly reserves the right, in its sole discretion, to delay acceptance for payment of Notes tendered in the Offer or the payment for Notes accepted for purchase (subject to the requirements of the Indenture and subject to Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that the Offeror pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Offer); or to terminate the Offer, in order to comply, in whole or in part, with any applicable law. In all cases, payment by the Depositary for Notes accepted for purchase pursuant to the Offer to Holders or beneficial owners will be made only after timely receipt by the Depositary of (i) timely confirmation of a book-entry transfer of such Notes into the Depositary’s account at DTC pursuant to the procedures set forth under Section 10 -“Procedures for Tendering Notes,” (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) or a properly transmitted Agent’s Message (as defined herein) and (iii) any other documents required by the Letter of Transmittal, as applicable.

       For purposes of the Offer, the Offeror will be deemed to have accepted for payment (and therefore purchased) all Notes validly tendered and not withdrawn (or defectively tendered Notes with respect to which the Offeror gives oral (confirmed in writing) or written notice thereof to the Depositary) only when, as and if we give oral (confirmed in writing) or written notice to the Depositary of our acceptance of such Notes for payment pursuant to the Offer. With respect to all Notes so accepted, the Offeror will, on the Acceptance Date, deposit the aggregate Offer Consideration, to the extent payable, in immediately available funds with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from the Offeror and transmitting such payments to the tendering Holders. Under no circumstances will there be any further accretion of the principal amount because of any delay in the transmission of funds to Holders whose Notes are purchased or otherwise.

       Tenders of Notes pursuant to the Offer will be accepted only in principal amounts due at maturity equal to $1,000 or integral multiples thereof.

       Notes accepted for tender will be cancelled.

       ACCRUAL OF INTEREST. Holders who tender Notes and whose Notes are accepted for payment pursuant to the Offer will receive a cash payment of accrued but unpaid interest on such Notes to, but not including, the date of purchase. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the holders of purchased Notes or otherwise.

9.	Expiration, Extension, Amendment or Termination of the Offer

       The Offer will expire at 5:00 p.m., New York City time, on January 13, 2003, unless extended (such date and time, as the same may be extended, the “Expiration Date”).

       The Offeror expressly reserves the right, at any time or from time to time, subject to the requirements of the Indenture and applicable law, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, the Notes, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

       If the Offeror extends the Offer, or if, for any reason, the acceptance for payment of, or the payment for, Notes is delayed or if the Offeror is unable to accept for payment or pay for Notes pursuant to the Offer, then without prejudice to the Offeror’s rights under the terms of the Offer, the Depositary may retain tendered Notes on behalf of the Offeror, and such Notes may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described in Section 11 — “Withdrawal of Tenders.” However, the ability of the Offeror to delay the payment for Notes which the Offeror has accepted for payment is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer.

       If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Securities Exchange Act. These rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms of information.

10.	Procedures for Tendering Notes.

       Holders will not be entitled to receive the Offer Consideration unless they tender their Notes and applicable paperwork to the Depositary at or prior to the Expiration Date.

       TENDER OF NOTES. The tender by a Holder (and subsequent acceptance of such tender by the Offeror) pursuant to one of the procedures set forth below will constitute a binding agreement between such Holder and the Offeror in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

       Only Holders are authorized to tender their Notes. The procedures by which Notes may be tendered by beneficial owners that are not Holders will depend upon the manner in which the Notes are held. Holders may not transfer Notes in connection with the tender.

       TENDER OF NOTES HELD THROUGH A CUSTODIAN. To effectively tender Notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee, the beneficial owner thereof must instruct such Holder to tender the Notes on the beneficial owner’s behalf.

       TENDER OF NOTES HELD THROUGH DTC. To effectively tender Notes that are held through DTC, DTC participants must, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance of the Offer and their agreement to be bound by the Letter of Transmittal through the Automated Tender Offer Program (“ATOP”) for which the transaction will be eligible and DTC will then edit and verify the acceptance and send an Agent’s Message (as defined below) to the Depositary for its acceptance. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below.

       THE METHOD OF DELIVERY OF NOTES, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE PERSON TENDERING SUCH NOTES AND DELIVERING SUCH LETTER OF TRANSMITTAL AND EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF SUCH DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO SUCH DATE.

       BOOK-ENTRY DELIVERY PROCEDURES. The Depositary will establish an account with respect to the Notes at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, timely book-entry delivery of Notes pursuant to the Offer requires receipt of a confirmation (a “Book-Entry Confirmation”) at or prior to the Expiration Date. Although delivery of Notes may be effected through book-entry transfer into the Depositary’s account at DTC, the Letter of Transmittal (or facsimile thereof), and any other required documents, must, in any case, be transmitted to and received by the Depositary at or prior to 5:00 p.m., New York City time, on the Expiration Date in order for the Notes to be deemed validly tendered. DELIVERY OF A DOCUMENT TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. Holders desiring to tender Notes on the Expiration Date should also note that such Holders must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on that date. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

       The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgement from each participant in DTC tendering the Notes and that such participants have received the Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and the Offeror may enforce such agreement against such participants.

       All Notes tendered must be tendered (i) by a registered Holder (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes), or (ii) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. (“NASD”) or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing to be referred to as an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal. Notes must be registered in the name of a person that signs the Letter of Transmittal. Notes not accepted for payment will not be returned to any person other than the registered Holder.

       Notwithstanding any other provisions hereof, payment for Notes tendered and accepted for payment pursuant to the Offer will, in all cases, be made only after receipt by the Depositary of Book-Entry Confirmation, including by means of an Agent’s Message, of the transfer of such Notes into the Depositary’s account at DTC as described above.

       GUARANTEED DELIVERY. If a Holder desires to tender Notes pursuant to the Offer and (i) certificates representing such Notes are not immediately available, (ii) time will not permit such Holder’s Letter of Transmittal, certificates representing such Notes and all other required documents to reach the Depositary on or prior to the Expiration Date, or (iii) the procedures for book-entry transfer (including delivery of an Agent’s Message) cannot be completed on or prior to the Expiration Date, such Holder may nevertheless tender such Notes with the effect that such tender will be deemed to have been received on or prior to the Expiration Date if all the following conditions are satisfied: (a) the tender is made by or through an Eligible Institution; (b) a properly completed and duly executed Notice of Guaranteed Delivery or an Agent’s Message with respect to guaranteed delivery that is accepted by the Offeror is received by the Depositary on or prior to the Expiration Date as provided below; and (c) the certificates for the tendered Notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such Notes into the Depositary’s account at DTC as described above), together with a Letter of Transmittal properly completed and duly executed, with any signature guarantees and any other documents required by the Letter of Transmittal or a properly transmitted Agent’s Message, are received by the Depositary within three business days after the date of execution of the Notice of Guaranteed Delivery.

       The Notice of Guaranteed Delivery must be sent by hand delivery to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

       BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent backup federal income tax withholding, each tendering Holder must provide the Depositary with such Holder’s correct taxpayer identification number and certify that such Holder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 16 — “Material Federal Income Tax Consequences.”

       DETERMINATION OF VALIDITY. All questions as to the form of all documents and the validity, form, eligibility (including time of receipt) and acceptance of any tendered Notes pursuant to any of the procedures described above will be determined by the Offeror, in its sole discretion, whose determination shall be final and binding. Conditional or contingent tenders will not be considered valid. The Offeror reserves the absolute right to reject any or all tenders of Notes determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Notes may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right, in its sole discretion, to waive any defects or irregularities in any tender as to particular Notes whether or not similar defects or irregularities are waived in the case of other Holders. The interpretation of the Offeror of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Any defect or irregularity in connection with tenders of Notes must be cured within such time as the Offeror determines, unless waived by the Offeror. None of the Offeror, the Depositary, the Dealer Managers, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders of Notes, or will incur any liability to Holders for failure to give any such notice. If the Offeror waives its right to reject a defective tender of Notes, the tendering Holder will be entitled to the applicable payments.

11.	Withdrawal of Tenders.

       Tenders of Notes may be withdrawn at any time prior to the Expiration Date but not thereafter except as set forth below. In addition, tenders of Notes may be validly withdrawn if the Offer is terminated without any Notes being purchased thereunder. In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be promptly returned to the tendering Holder. Tenders of Notes may also be withdrawn, if not yet accepted for payment, after the expiration of the 40th business day from the date of this Offer, which is February 11, 2003.

       For a withdrawal of a tender of Notes to be effective, a written, telegraphic or facsimile transmission notice of withdrawal or revocation or a “Request Message” as defined below must be received by the Depositary at or prior to the Expiration Date at its address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal or revocation must (i) specify the name of the person who tendered the Notes to be withdrawn, (ii) contain a description of the

Notes to be withdrawn and the aggregate principal amount at maturity represented by such Notes and (iii) be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered, or be accompanied by (x) documents of transfer sufficient to have the Trustee register the transfer of Notes into the name of the person withdrawing such Notes and (y) a properly completed irrevocable proxy that authorizes such person to effect such withdrawal or revocation on behalf of such Holder. In lieu of submitting a written, telegraphic or facsimile transmission note of withdrawal or revocation, DTC participants may electronically transmit a request for withdrawal or revocation to DTC. DTC will then edit the request and send a “Request Message” to the Depositary. The term “Request Message” means a message transmitted to DTC and received by the Depositary, which states that DTC has received a request for withdrawal or revocation from a DTC participant and identifies the Notes to which such request relates. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a timely and properly completed and presented notice of withdrawal or revocation or a Request Message is effective immediately upon receipt thereof even if physical release is not yet effected.

       Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawn Notes may be retendered by following one of the procedures described in Section 10 — “Procedures for Tendering Notes,” at any time at or prior to the Expiration Date.

       Withdrawal of Notes can be accomplished only in accordance with the foregoing procedures.

       ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF NOTICES OF WITHDRAWAL OR REVOCATION, INCLUDING A REQUEST MESSAGE, WILL BE DETERMINED BY THE OFFEROR, IN ITS SOLE DISCRETION (WHOSE DETERMINATION SHALL BE FINAL AND BINDING). NONE OF THE OFFEROR, THE DEPOSITARY, THE DEALER MANAGERS, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR REVOCATION OR REQUEST MESSAGE OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

12.	Source and Amount of Funds.

       The total amount of funds required by the Offeror to purchase all of the Notes pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $175.8 million plus approximately $2.5 million in accrued interest (assuming 100% of the outstanding principal amount at maturity of Notes are tendered and accepted for payment). In the event the Notes are tendered and accepted for payment, CIENA plans to use its cash on hand to purchase such Notes. Accordingly, the Offer is not conditioned on the obtaining of financing.

13.	Information Concerning CIENA.

       CIENA is a leader in the intelligent optical networking equipment industry. We offer a portfolio of products for communications service providers worldwide. Our customers include long-distance carriers, competitive and incumbent local exchange carriers, internet service providers and wireless and wholesale carriers. CIENA offers optical transport and intelligent optical switching systems that enable service providers to provision, manage and deliver high-bandwidth services to their customers. We have pursued a strategy to develop and leverage the power of disruptive technologies to change the fundamental economics of building carrier-class tele- and data-communications networks, thereby providing our customers with a competitive advantage. CIENA’s intelligent optical networking products are designed to enable carriers to deliver any time, any size, any priority bandwidth to their customers.

       CIENA is incorporated in Delaware. Our principal executive offices are located at 1201 Winterson Road, Linthicum, Maryland 21090, and our telephone number at that address is (410) 865-8500.

14.  Interests of Directors, Officers and Affiliates.

       None of CIENA’s officers, directors or affiliates own any of the Notes.

15.  Legal Matters; Regulatory Approvals.

       We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our Offer or approval of a regulatory authority or agency, domestic or foreign, that would be required for the purchase of our Notes as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such license, permit, approval or take such other action. We cannot assure you that any such license, permit, approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such license, permit, approval or other action might not result in adverse consequences to our business. Our obligations under the Offer to Purchase to accept for payment and pay for Notes tendered are subject to conditions, including the conditions described in Section 5 — “Conditions of the Offer.”

16.  Material Federal Income Tax Consequences.

       The following discussion summarizes material United States federal income tax consequences resulting from the sale of the Notes pursuant to the Offer. It is provided for general informational purposes only. It is based on the Internal Revenue Code of the 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, Internal Revenue Service (“IRS”) rulings, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. The discussion does not address all of the federal income tax consequences that may be relevant to a Holder in light of its particular tax situation or to certain classes of Holders subject to special treatment under the federal income tax laws, nor does it address any aspect of gift, estate, state, local or foreign taxation. The tax treatment of a Holder may vary depending upon its particular circumstances, and certain Holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers and persons holding Notes as part of a hedge, straddle or conversion transaction) may be subject to special rules not discussed below. The discussion assumes that each Holder is a U.S. Person (as defined below) and that the Notes are held as “capital assets” within the meaning of section 1221 of the Code.

       As used herein, a U.S. Person means (i) a citizen or resident of the United Sates, (ii) a corporation or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. The tax treatment of a partner in a partnership may depend on both the partnership’s status and the partner’s status. Partnerships tendering Notes and persons holding beneficial interests in Notes through a partnership are urged to consult their tax advisors.

       EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO IT OF TENDERING OR FAILING TO TENDER NOTES, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

       SALE OF NOTES PURSUANT TO THE OFFER. The receipt of cash in exchange for Notes pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A Holder will generally recognize capital gain (subject to the market discount rules discussed below) or loss on the sale of a Note in an amount equal to the difference between (i) the amount of cash received for the Note (other than amounts attributable to accrued interest that the Holder has not previously included in income, which will be taxed as ordinary income), and (ii) the Holder’s “adjusted tax basis” in the Note at the time of the sale. The capital gain or loss will be long-term if the Holder held the Note for more than one year at the time of the sale. Long-term capital gains of non-corporate Holders are subject to reduced U.S. tax rates. The deductibility of capital losses is subject to limitations.

       Generally, a Holder’s adjusted tax basis in a Note will be equal to the cost of the Note to the Holder, increased by any amount previously included in income pursuant to an election to include market discount in income currently, and decreased (but not below zero) by any acquisition premium which the Holder has previously offset against interest income.

       An exception to the capital gain treatment described above may apply to a Holder who purchased a Note at a “market discount.” The market discount on a Note is the excess of the stated redemption price at maturity of the Note over the Holder’s adjusted tax basis in the Note immediately after its acquisition by the Holder (subject to a De Minimis exception pursuant to which market discount is considered to be a zero if it is less than 0.25 percent of the stated redemption price at maturity of the Note multiplied by the number of complete years to maturity from the date of acquisition). In general, any gain realized by a Holder on the sale of a Note having market discount will be treated as ordinary income to the extent of the market discount that has accrued (on a straight line basis or, at the election of the Holder, on a constant yield basis) while such Note was held by the Holder, unless the Holder has elected to include market discount in income currently as it accrues.

       INFORMATION REPORTING. Information statements will be provided to the IRS and the Holders whose Notes are sold pursuant to the Offer reporting the payment of the Offer Consideration (except with respect to Holders that are exempt from the information reporting rules, such as corporations and tax-exempt organizations).

       BACKUP WITHHOLDING AND SUBSTITUTE FORM W-9. Under federal income tax law, a backup withholding tax equal to 30% of the Offer Consideration will apply if a Holder who tenders Notes is not exempt from backup withholding and (i) fails to furnish such Holder’s Taxpayer Identification Number (“TIN”) (which, for an individual, is his or her Social Security Number) to the Depositary (as payor) in the manner required, (ii) furnishes an incorrect TIN and the payor is so notified by the IRS, (iii) is notified by the IRS that such Holder has failed to report payments of interest and dividends or (iv) in certain circumstances, fails to certify, under penalties of perjury, that such Holder has not been notified by the IRS that such Holder is subject to backup withholding. Backup withholding does not apply to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax. Rather, any amounts withheld from a payment to a Holder under the backup withholding rules are allowed as a refund or credit against such Holder’s federal income tax liability, provided that the required information is furnished to the IRS. IF THE DEPOSITARY IS NOT PROVIDED WITH THE CORRECT TIN, THE HOLDER MAY BE SUBJECT TO A PENALTY IMPOSED BY THE IRS.

       To prevent backup withholding, a Holder or other payee that is not an exempt recipient should complete the Substitute Form W-9 in the Letter of Transmittal certifying that the TIN provided on such form is correct and that such Holder or other payee is not subject to backup withholding.

17.  Fees and Expenses.

       Tendering Holders who tender their Notes directly to the Depositary will not be obligated to pay brokers’ fees or commissions of the Dealer Managers or, except as set forth in the Letter of

Transmittal, transfer taxes on the purchase of Notes by CIENA pursuant to the Offer. CIENA will pay all fees and expenses of the Dealer Managers, the Information Agent and the Depositary in connection with the Offer.

       Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding material to their customers. We will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Managers, the Information Agent and the Depositary) for soliciting tenders of Notes pursuant to this Offer to Purchase.

18.  The Dealer Managers, Information Agent and Depositary.

       THE DEALER MANAGERS. CIENA has retained Goldman, Sachs & Co. (“Goldman Sachs”) as the Dealer Managers in connection with the Offer. In their capacity as Dealer Managers, Goldman Sachs may contact Holders regarding the Offer and request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.

       CIENA has agreed to pay Goldman Sachs as compensation for their services as the Dealer Managers in connection with the Offer a fee of $5.50 for each $1,000 principal amount of Notes purchased in the Offer. In addition, CIENA will reimburse the Dealer Managers for their reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel. CIENA has agreed to indemnify Goldman Sachs against certain liabilities and expenses relating to or arising out of the Offer or their engagement as Dealer Managers, including liabilities under the federal securities laws, state law or otherwise.

       The Dealer Managers and their affiliates have in the past provided investment banking services to CIENA for which they have received customary compensation. From time to time in the future, the Dealer Managers and their affiliates may provide investment banking and other services to CIENA and its affiliates.

       From time to time, the Dealer Managers may trade securities of CIENA for their own account or for the accounts of their customers and, accordingly, may hold long or short positions in the Notes at any time.

       THE INFORMATION AGENT AND THE DEPOSITARY. CIENA has retained State Street Bank and Trust Company of California, N.A. to act as the Depositary in connection with the Offer and Georgeson Shareholder to act as Information Agent in connection with the Offer. All deliveries, correspondence and questions sent or presented to the Depositary or the Information Agent relating to the Offer should be directed to their respective addresses or telephone numbers set forth on the back cover of this Offer to Purchase.

       CIENA will pay the Information Agent and the Depositary reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses. CIENA will indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

       Requests for information or additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to the Dealer Managers or the Information Agent at their respective addresses and telephone numbers on the back cover of this Offer to Purchase.

       None of the Dealer Managers, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning CIENA or the Offer contained in any of the Offer documents or for any failure by CIENA to disclose events that may have occurred after the date of this Offer to Purchase that may affect the significance or accuracy of this information.

19.  Additional Information.

       We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Purchase is a part, with respect to the Offer. This Offer to Purchase does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We therefore recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your Notes.

       The documents listed below contain important information about CIENA and its financial condition.

•	CIENA’s annual report on Form 10-K for its fiscal year ended October 31, 2002, filed on December 12, 2002;

•	All documents filed with the SEC by CIENA pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Offer to Purchase; and

•	The description of CIENA common stock set forth in the CIENA Registration Statement filed under Section 12 of the Exchange Act on Form 8-A on January 13, 1997, including any amendment or report filed with the SEC for the purpose of updating such description.

       In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

       Our SEC file number for these filings is 000-21969. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

       Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

       Our common stock is quoted on the Nasdaq National Market under the symbol “CIEN,” and our SEC filings can be read at the Nasdaq Operations office located at 1735 K Street, N.W., Washington, D.C. 20006.

       We will also provide without charge to each person to whom a copy of this Offer to Purchase is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Dealer Managers at the address and telephone number set forth on the back cover of this Offer to Purchase.

       As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Purchase, you should rely on the statements made in the most recent document.

       The information contained in this Offer to Purchase about CIENA Corporation should be read together with the information contained in the documents to which we have referred you.

20.	Miscellaneous.

       This Offer to Purchase and the SEC reports we refer to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act. When used in this Offer to Purchase and such SEC reports, the words “anticipate,” “believe,” “estimate,” expect,”

“intend” and “plan” as they relate to CIENA or our management are intended to identify some of these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. Sections 27A(b)(2)(C) of the Securities Act and 21E(b)(2)(C) of the Securities Exchange Act expressly state that the safe harbor for forward-looking statements does not apply to statements made in connection with a tender offer such as this Offer to Purchase. The documents filed by CIENA Corporation with the SEC, including our annual report on Form 10-K for the fiscal year ended October 31, 2002, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

       We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the Holders residing in such jurisdiction.

       We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Notes pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document, in the related letter of transmittal or the documents that we incorporate by reference. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

CIENA Corporation	December 12, 2002

CIENA CORPORATION

OFFER TO PURCHASE FOR CASH ANY AND ALL OF THE OUTSTANDING ONI SYSTEMS CORP.

5% CONVERTIBLE SUBORDINATED NOTES DUE OCTOBER 15, 2005

(CUSIP NUMBER 68273F-AA-1)

THE OFFER TO PURCHASE AND WITHDRAWAL RIGHTS EXPIRE

AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 13, 2003,
UNLESS THE OFFER IS EXTENDED.

THE DEPOSITARY FOR THE OFFER IS:

STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A.

633 West 5th Street

12th Floor
Los Angeles, California 90071

Tel: (213) 362-7345

Fax: (213) 362-7357

Any questions or requests for assistance or additional copies of any documents referred to in the Offer to Purchase may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses listed below. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

THE INFORMATION AGENT FOR THE OFFER IS:

17 State Street

10th Floor
New York, NY 10004
(866) 295-4322

THE DEALER MANAGERS FOR THE OFFER ARE:

Goldman, Sachs & Co.

85 Broad Street

New York City, New York 10004
Attn: Prospectus Department
(212) 902-1000

December 12, 2002